EXHIBIT 99.1

Broadridge Expands its Global Post-Trade Control Solutions Through Acquisition of Message Automation

Acquisition extends Broadridge’s regulatory and compliance capabilities for capital markets firms and investment managers

LAKE SUCCESS, N.Y., March 9, 2017 - Broadridge Financial Solutions, Inc. (NYSE:BR) announced today that it has extended its global post-trade control capabilities for sell-side and buy-side firms in capital markets through the acquisition of Message Automation Limited, a leading specialist provider of post-trade control solutions. The acquisition accelerates Broadridge’s ability to allow firms to transform their risk and compliance capabilities, particularly for complex asset classes where Message Automation is a proven leader. Terms of the deal were not disclosed.

“Broadridge is a global leader in driving technology innovation and business model transformation. The addition of Message Automation will enhance our ability to help companies to reduce risk and enhance compliance while improving operational efficiency,” said Charlie Marchesani, President of the Global Technology and Operations division of Broadridge. “This is the third acquisition related to broadening our post-trade and data analytics capabilities.  These recent acquisitions in securities financing, collateral management, and derivatives clearing have helped Broadridge establish a comprehensive suite of capabilities across asset classes globally, benefiting our clients who are seeking more efficiency from a single global market provider.”

Financial institutions have had to implement regulatory trade and transaction reporting solutions for Dodd-Frank, EMIR and other G20 mandates and they still face waves of regulations including MiFID II and the Securities Financing Transactions Regulation (SFTR). “Companies are faced with the growing challenge of improving their regulatory compliance and operational efficiency, under significant deadline pressures,” said Tom Carey, President of Global Technology and Operations International for Broadridge. “Our unique operational and technological insights, complemented by Message Automation’s leading technology and expertise on derivatives processing models, enable us to help clients address the fragmentation of data and connectivity standards in the post-trade marketplace.”

“We share Broadridge’s focus on delivering exceptional business value to clients, and we look forward to leveraging Broadridge’s scale and relationships to help accelerate industry transformation through our post-trade control solutions,” said Hugh Daly, co-founder and CEO, Message Automation.

Message Automation’s central data model is highly extensible to handle new regulations and market changes. Message Automation is actively implementing its MiFID II solution with global firms in preparation for the January 2018 deadline, already working with Broadridge on addressing self-reporting needs for buy-side firms under MiFID II, and is in advanced planning for SFTR. In parallel, there is a strong demand for the harmonization of clearing reports, an area for which Message Automation has developed exceptional capabilities.

Quayle Munro acted as exclusive financial and strategic advisor to Message Automation Ltd.

About Broadridge
Broadridge Financial Solutions, Inc. (NYSE:BR) is the leading provider of investor communications and technology-driven solutions for broker-dealers, banks, mutual funds and other corporations. Broadridge’s investor and customer communications, securities processing and managed services solutions help clients reduce their capital investments in operations infrastructure, allowing them to increase their focus on core business activities.

With more than 50 years of experience, Broadridge’s infrastructure underpins proxy voting services for over 90% of public companies and mutual funds in North America and processes on average $5 trillion in equity and fixed income trades per day. Broadridge employs approximately 10,000 associates in 16 countries.

For more information about Broadridge, please visit www.broadridge.com.

About Message Automation
Message Automation is the leading specialist provider of Post-Trade Control solutions. We help clients manage the multiple trade processing challenges created by new regulations and market practices across all asset classes in OTC, ETD and FI markets. Established since 2003, our clients include tier one and two investment banks, regional banks and buy side firms.  For more information please visit www.messageautomation.com.

Contact Information:

Investors:

W. Edings Thibault
Head of Investor Relations
+1 516-472-5129
edings.thibault@broadridge.com

Media:

Gregg Rosenberg
Head of Corporate Communications
Broadridge
+1 212 918 6966
gregg.rosenberg@broadridge.com

North America
Brett Philbin, Edelman
+1 212-704-8263
brett.philbin@edelman.com

EMEA
Oliver Mann, Cognito
+44 (0)20 7426 9428
Oliver.Mann@cognitomedia.com

Asia Pacific
Peggy Wu, Ryan Communication
Tel: +65 6875 5785
Peggy@ryancommunication.com